UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-2

BOX, INC.

(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 28, 2022

Box, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	001-36805	20-2714444
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

900 Jefferson Ave. Redwood City, California 94063 (Address of Principal Executive Offices, including zip code)

(877) 729-4269

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value of $0.0001 per share	BOX	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

☐  Emerging growth company

☐  If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act

Item 8.01	Other Events.

On June 28, 2022, Kimberly Hammonds, a member of the board of directors (the “Board”) of Box, Inc. (the “Company”), passed away. A copy of the Company’s press release announcing Ms. Hammonds’ passing is attached as Exhibit 99.1. The Company mourns the loss of Ms. Hammonds, an esteemed technology leader, visionary and friend.

2022 Annual Meeting and Proxy Statement

Withdrawal of Nominee for Election as Director. As a result of Ms. Hammonds’ passing, her name has been withdrawn from nomination for re-election to the Board at the Company’s annual meeting of stockholders to be held on July 14, 2022 (the “Annual Meeting”). Following Ms. Hammonds’ passing, the Board reduced the number of members of the Board by one, to eight directors, effective immediately; in addition, the Board has further reduced the number of members of the Board, to seven directors, effective immediately following the effectiveness of Peter Leav’s previously announced resignation following the Annual Meeting. At the Annual Meeting, the Board is nominating two Class II directors (rather than three Class II directors) for election to the Board. Other than Ms. Hammonds, the nominees named in the Company’s proxy statement dated May 27, 2022 (the “Proxy Statement”), Bethany Mayer and Dan Levin, will continue to stand for election at the Annual Meeting.

Voting Matters. If you have already submitted a proxy to vote your shares, either by returning a completed proxy card or voting instruction form or by Internet or telephone voting, you do not need to re-submit your proxy unless you wish to change your vote. Proxy votes already returned by stockholders will remain valid and will be voted at the Annual Meeting unless revoked, except that votes will not be cast for Ms. Hammonds. If you have not yet voted your shares, please do so as soon as possible. You may vote by following the instructions for voting as described in the Proxy Statement.

Item 9.01	Financial Statements and Exhibits.

(d)

Exhibits.

Exhibit No.	Description

99.1	Press release issued by Box, Inc., dated July 1, 2022.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 1, 2022	BOX, INC.

	By:	/s/ David Leeb
David Leeb Chief Legal Officer and Corporate Secretary

Exhibit 99.1

Box Mourns the Passing of Board Member, Kimberly Hammonds

REDWOOD CITY, Calif., July 1, 2022 - Box, Inc. (NYSE:BOX) deeply regrets to announce the passing of Kimberly Hammonds, a member of the company’s board of directors. The Box community mourns the loss of Ms. Hammonds, an esteemed technology leader, visionary and friend, and will always be appreciative of her years of service and her significant and lasting contributions to the company.

“On behalf of the Board of Directors and the entire Box family, we wish to express our deepest condolences to Kim’s family,” said Aaron Levie, cofounder and CEO of Box, and Bethany Mayer, Chair of the Box Board. “Kim’s decades long leadership in driving IT strategy and transformational change at leading enterprises has been an inspiration for women in technology. Kim has been an invaluable contributor to this Board and it has been a privilege to work alongside her as both a colleague and a friend. We are incredibly grateful for her contributions and she will be greatly missed.”

Ms. Hammonds founded The Zoe Foundation, which provides art supplies to cancer centers around the United States for cancer patients to express themselves and find peace in art during their treatment. Box will be making a donation to The Zoe Foundation in memory of Kim. Information and a link to make donations can be found at: https://www.thezoefoundation.org/.

About Box

Box (NYSE:BOX) is the leading Content Cloud, a single platform that empowers organizations to manage the entire content lifecycle, work securely from anywhere, and integrate across best-of-breed apps. Founded in 2005, Box simplifies work for leading global organizations, including AstraZeneca, JLL, and Nationwide. Box is headquartered in Redwood City, CA, with offices across the United States, Europe, and Asia. Visit box.com to learn more. And visit box.org to learn more about how Box empowers nonprofits to fulfill their missions.

Investor Relations:

Cynthia Hiponia / Elaine Gaudioso

650-209-3463

ir@box.com

or

Media Contact:

Rachel Levine

650-503-4209

press@box.com

Source: Box, Inc.